EXHIBIT 10.1

FREEDOM HOLDINGS, INC. aka

Freedom Acquisition Corp,

Mr. John Vivian, CEO

21605 Independence Ave.

Chatsworth, CA 91311

March 28, 2023

Jennifer Moon

Re: Binding Definitive Stock Exchange Agreement

This Binding Definitive Stock Exchange Agreement (“Agreement”) memorializes the principal terms upon which Freedom Holdings, Inc aka Freedom Acquisition Corp, a Florida corporation (the “Buyer or FHLD”), agrees to purchase 100% of the stock of VILLAGE FLORA, INC. a California corporation (the Company or VFI) from Jennifer Moon (the “Seller”) in exchange for 200,000 (Two Hundred Thousand) shares of Freedom Holdings, Inc. (“FHLD”) common stock as of the date of this agreement at the closing of the Transaction (the “Closing”), and on the terms and subject to all the conditions of this Agreement VILLAGE FLORA, INC. shall become a wholly owned subsidiary of Buyer (the “Acquisition”).

Upon execution of this Agreement, the Parties shall work in good faith to complete the Acquisition, including by meeting the following interim goals:

(1) the Company shall promptly make its information and personnel available for Buyer’s due diligence review.

(2) The Parties shall seek approval for the Acquisition, based on this Agreement and the final forms of the other transaction documents, from their respective boards or other governing bodies or persons, no later than April 15, 2023.

(5) Subject to the satisfaction of the closing conditions in the Agreement, the Parties shall close the Acquisition.

Principal Terms of Acquisition

Buyer

Freedom Holdings, Inc. aka Freedom Acquisition Corp a Florida Corporation (“FHLD or the Buyer”).

Seller/Company

Jennifer Moon (“Seller”)

owner of 100% of VILLAGE FLORA, INC. a California corporation (the “Company or VFI”)

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Acquisition

Buyer shall acquire 100% of common stock of the Company (the “Acquisition Shares”) for 200,000 (Two Hundred Thousand) shares of Freedom Holdings, Inc. (“FHLD”) common stock (the “Purchase Price”) @ $2.00 per share.

	1.	Upon the consummation of the Acquisition, the Company will become a majority owned subsidiary of Buyer.
	2.	Upon the Closing, 100% of the Shares of the Company shall be owned by the Buyer or its assigns free and clear of any and all liens or debt.
3.

Immediately and simultaneously with the Closing, the Company shall appoint Richard Volpe as Chairman of the Board of Directors of VFI and accept the immediate resignation of Jennifer Moon as CEO and Director of the Company

4.

The parties acknowledge that the Acquisition Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and will be subject to significant restrictions on transfer. The Seller acknowledges and agrees that it and the beneficial owners of the Shares will have no right to sell, assign, pledge, hypothecate, distribute (as a dividend or otherwise), transfer or otherwise dispose of or encumber the Shares (except by will or by the laws of descent and distribution), unless Buyer shall first have been provided with an opinion of counsel satisfactory to Buyer that such sale is exempt from such registration under the Securities Act and any applicable federal and state securities laws. The Shares will be subject for a six (6) months lock-up period starting on the effective date of the definitive agreement.

5.

Seller acknowledges that VFI is the rightful owner of the licenses as further described herein attached as Exhibits A and B issued by the California Department of Cannabis Control and that Seller is the rightful owner of and has the right to exchange the shares of VFI.

Good Faith Efforts

The Seller agrees to make available all information that Buyer requires to complete its Due Diligence of VFI’s representations regarding the licenses as further described herein attached as Exhibits A, B and C.

Confidentiality

The existence of this Agreement and the contents hereof, as well as all mutually discussed, projections, forecasts, technology, processes, management, related entities, shareholders, members, and other materials relating to any of the parties, or their subsidiaries and other affiliates shall all be treated as confidential information by the parties and shall not be disclosed or used by any party without the written consent of the other party. The parties shall cause their affiliates to observe the confidentiality provided for in this Agreement. For the avoidance of doubt, the parties may disclose such information (a) to such party’s bankers and other financing sources, employees and professional advisors, in each case under a confidential relationship, in connection with the Acquisition, and (b) if required pursuant to any court order, investigation by a governmental or regulatory entity, and any applicable law or regulation (including applicable securities laws and regulations and rules promulgated thereunder), and if such disclosure is required, the party from whom such disclosure is sought will, if practicable, (i) request that the subject matter to be disclosed be kept confidential and not used for any purpose, (ii) to the extent permitted by law, give reasonable advance notice in writing to the other party that such disclosure has been required, (iii) to the extent permitted by law, make such disclosure as late as legally permissible (as determined by the party making such disclosure upon the advice of its counsel), and (iv) limit the information to be disclosed to that which is required to be disclosed.

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Miscellaneous (Binding Terms)

This Agreement supersedes and replaces in its entirety any oral or written agreement between the Company, Seller and Buyer relating to the subject matter hereof.  No binding agreement providing for the Acquisition has been deemed to exist unless and until a Definitive Agreement between Buyer and the Company is executed and delivered, and unless and until a Definitive Agreement is executed and delivered, none of the Parties will have any legal obligation to any other party of any kind with respect to the Acquisition or otherwise; except that the terms herein in the sections entitled Due Diligence, Exclusivity and Operations during the Exclusivity Period, Confidentiality, Expense Reimbursement, Termination and Miscellaneous shall be legally binding upon the Parties.

If any of the foregoing binding terms of this Agreement, as applied in any circumstance, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstance, or the validity or enforceability of the remaining binding terms of this Agreement.

This Agreement shall be governed by Florida law, without reference to conflicts of law’s provisions thereof.

{The Remainder of Page Intentionally Left Blank. Signature Page Follows}

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We look forward to consummating this transaction as soon as possible. If the foregoing terms and conditions are acceptable, please sign below and return to us.

This agreement shall be declared effective on the date fully executed below.

Sincerely,

FREEDOM HOLDINGS, INC. aka
Freedom Acquisition Corp

/s/ John Vivian
Chief Executive Officer
Date: 4-19-2023

Acknowledged and agreed to be

Legally binding the on the Seller as set forth herein:

/s/ Jennifer Moon

Date: 4-19-2023

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